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As filed with the Securities and Exchange Commission on March 8, 2013

1940 Act File No. 811-22476

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

(Check appropriate box or boxes)

☐	REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒	Amendment No. 1

EXCELSIOR PRIVATE MARKETS FUND II (MASTER), LLC

Exact Name of Registrant as Specified in Charter

100 Federal Street, Boston, MA 02110

Address of Principal Executive Offices (Number, Street, City, State, Zip Code)

Registrant’s Telephone Number, including Area Code (866) 921-7951

Marina Belaya, Esq.

114 West 47th Street

NY8-114-09-02

New York, NY 10036

Name and Address (Number, Street, City, State, Zip Code) of Agent for Service

Copy to:

Timothy F. Silva, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

EXPLANATORY NOTE

This Registration Statement of Excelsior Private Markets Fund II (Master), LLC (the “Registrant” or the “Master Fund”) has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). Limited liability company interests of in the Registrant (“Interests”) are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act. Investments in the Registrant may only be made by entities or persons that are (i) “accredited investors” within the meaning of Regulation D under the Securities Act and (ii) “qualified clients” as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). This Registration Statement does not constitute an offer to sell, or the solicitation of any offer to buy, interests in the Registrant.

EXCELSIOR PRIVATE MARKETS FUND II (MASTER), LLC

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement of Excelsior Private Markets Fund II (Master), LLC contains the following documents:

Facing Sheet

Explanatory Note

Contents of Registration Statement

Part A

Part B

Part C

Signature Page

Exhibit Index

Exhibits

PART A

Responses to all or a portion of certain Items required to be included in Part A of this Registration Statement are omitted pursuant to Paragraph 3 of Instruction G of the General Instruction to Form N-2.

Responses to certain Items required to be included in Part A of this Registration Statement are incorporated herein by reference from the Registration Statement of Excelsior Private Markets Fund II (TI), LLC (the “TI Feeder Fund”), as filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2013 (the “TI Feeder Fund’s Registration Statement”).

ITEMS 1-2.

Omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

ITEM 3.	FEE TABLE AND SYNOPSIS.

The fee table below is intended to assist investors in the Master Fund (“Investors”) in understanding the various costs and expenses that the Master Fund expects to incur, and that Investors can expect to bear, directly or indirectly, by investing in the Master Fund. This fee table is based on estimated expenses of the Master Fund for the fiscal year ending March 31, 2013, and assumes that the Master Fund raises $100 million in total capital commitments from Investors to the Master Fund (the “Commitments”), 30% of total commitments are drawn down in the first year (after the final closing), and that 40% of drawn-down commitments are invested in the Portfolio Funds (as defined below) in the first year (after the final closing).

Annual Expenses (as a percentage of net assets attributable to Interests)
Advisory Fee(1)	1.00%
Other Expenses(2)	0.42%
Interest Payments on Borrowed Funds	0%
Acquired Fund (Portfolio Funds) Fees and Expenses(3)	2.70%
Total Annual Expenses	4.12%

(1)

The investment advisory fee (the “Advisory Fee”) is payable to Bank of America Capital Advisors LLC (the “Investment Adviser”). However, the Advisory Fee is not payable based on a percentage of net assets. Rather, the Advisory Fee rate is based on anticipated capital contributions to, and investments by, the Master Fund during the current fiscal year. More specifically, the Advisory Fee is a quarterly fee payable by the Master Fund to the Investment Adviser at the annual rate of 1.0% as follows: (i) during the period from the initial closing until the fifth anniversary of the final closing (the “Commitment Period), based on the total capital commitments (the “Underlying Commitments”) entered into by the Master Fund with respect to investments in underlying funds (the “Portfolio Funds”); and (ii) beginning on the fifth anniversary of the final closing and thereafter, based on the net asset value (“NAV”) of the Master Fund. Note: a carried interest of 5% is not included because no carried interest is expected for the fiscal year ending March 31, 2013. See Item 9.1(f) “Advisory Fees” and Item 9.1(f) “Allocation of Profit and Loss; Distributions.” If the Advisory Fee rate was expressed as a percentage of the Master Fund’s net assets rather than as described above, the rate could be higher than the figure expressed in the fee table above at certain times during the Commitment Period. This is because, during the Commitment Period the Master Fund may make Underlying Commitments at a rate faster than it calls or invests capital in the underlying investments.

(2)

Based on estimated expenses for the fiscal year ending March 31, 2013. Includes the direct expenses of the Master Fund (other than the Advisory Fee). Does not include the offering and organizational expenses of the Master Fund, which were amortized during the Master Fund’s fiscal year ending March 31, 2012. Does not include the fees and expenses of the Portfolio Funds in which the Master Fund intends to invest, based upon the anticipated net proceeds from this offering.

(3)	Includes the expected fees and expenses of the Portfolio Funds for the fiscal year ending March 31, 2013, based upon the anticipated net proceeds from this offering. Fees and expenses of the Portfolio Funds are based on expected fees and expenses and range from 0.2% to 15.99%. Future Portfolio Funds’ fees and expenses may be higher or lower because certain fees are based on the performance of the Portfolio Funds, which may fluctuate over time. Performance-based fees are not included because no performance-based fees are expected to be paid during the first year. Performance-based fees or allocations paid to a manager of a Portfolio Fund (a “Portfolio Fund Manager”) by a Portfolio Fund generally range between 20% to 30% of the net capital appreciation (if any) in the assets managed by the Portfolio Fund Manager.

The purpose of the table above and the examples below is to assist prospective Investors in understanding the various costs and expenses Investors in the Master Fund will bear directly or indirectly.

1

Example 1

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return:	$43	$126	$210	$427

Example 2

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $50,000 investment, assuming a 5% annual return:	$2,153	$6,303	$10,497	$21,334

The Examples above are based on the fees and expenses of the Master Fund set forth above and should not be considered a representation of future expenses. Actual expenses may be greater or less than those shown, and the Master Fund’s actual rate of return may be greater or less than the hypothetical 5% return assumed in the examples.

The Investment Adviser generally bears all of its own costs incurred in providing investment advisory services to the Master Fund.

The Advisory Fee is computed as a percentage of the Master Fund’s Underlying Commitments (or, after the fifth anniversary of the final closing of the Master Fund, as a percentage of the NAV of the Master Fund) as of the start of business on the last business day of the prior quarter and is due and payable in arrears after the end of that quarter. “Net assets” means the total value of all assets of the Master Fund, less an amount equal to all accrued debts, liabilities, and obligations of the Master Fund.

The Master Fund bears certain expenses not otherwise borne by the Investment Adviser, including, but not limited to: all investment-related expenses (including, but not limited to, fees paid directly or indirectly to Portfolio Fund Managers, all costs and expenses directly related to portfolio transactions and positions for the Master Fund’s account such as direct and indirect expenses associated with the Master Fund’s investments and prospective investments, including all costs and expenses incurred in connection with its investments in Portfolio Funds, transfer taxes and premiums, taxes withheld on foreign dividends); any non-investment related interest expense; fees and disbursements of any attorneys and accountants engaged on behalf of the Master Fund; audit and tax preparation fees and expenses; administrative expenses and fees; custody and escrow fees and expenses; the costs of an errors and omissions/directors and officers liability insurance and a fidelity bond; the Advisory Fee payable to the Investment Adviser; fees and travel-related expenses of the Board of Managers of the Master Fund (the “Board” or “Managers”) who are not employees of the Investment Adviser or any affiliate of the Investment Adviser; all costs and charges for equipment or services used in communicating information regarding the Master Fund’s transactions among the Investment Adviser and any custodian or other agent engaged by the Master Fund; all extraordinary expenses; and such other expenses as may be approved from time to time by the Board.

In addition to the direct expenses of the Master Fund, the Master Fund indirectly bears the fees and expenses of each of the underlying Portfolio Funds in connection with their operations. The categories of expenses generally will be similar to the categories of expenses incurred by the Master Fund, but the nature and extent of the Portfolio Funds expenses are expected to vary substantially and may include other categories. The Portfolio Fund Managers generally charge asset-based management fees to, and receive performance-based compensation if the Portfolio Funds achieve certain profit levels, generally in the form of “carried interest” allocations of profits from, the Portfolio Funds, which effectively will reduce the investment returns of the Portfolio Funds. These expenses, fees, and allocations will be in addition to those incurred by the Master Fund. As an investor in Portfolio Funds, the Master Fund will bear its pro rata share of the expenses and fees of the Portfolio Funds and will also be subject to performance allocations to the Portfolio Fund Managers. Generally, the Portfolio Funds are expected to have management fees of approximately 1.0% to 2.5% of the relevant Portfolio Fund’s commitment and carried interest allocations of 20% to 30% of the Portfolio Fund’s profits. Specific timing and priority of allocations and distributions will vary among the Portfolio Funds.

ITEMS 3.2, and 4 THROUGH 7.

Omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

2

ITEM 8.	GENERAL DESCRIPTION OF THE REGISTRANT.

Description of the Master Fund

Excelsior Private Markets Fund II (Master), LLC (the “Master Fund” or the “Registrant”) is a limited liability company organized under the laws of the State of Delaware on September 8, 2010 and is registered under the 1940 Act as a closed-end non-diversified management investment company. The Master Fund offers and sells units of limited liability company interests in the Master Fund (the “Interests”) in minimum denominations of $50,000 (subject to the discretion of the Board to accept lesser amounts) to “accredited investors” as defined in Regulation D under the Securities Act, who are also “qualified clients” as defined in Rule 205-3 under the Advisers Act (see Item 10.1) in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of, and/or Regulation D under, the Securities Act. The anticipated aggregate offering size for the Master Fund is approximately $100 million (or higher, in the discretion of the Investment Adviser), with the minimum aggregate offering size set at $60 million.

The Master Fund may offer interests through multiple closings, which are anticipated to occur over a period of up to one year following the initial closing, provided that the Board may extend such period. An Investor participating in a closing that occurs after the initial closing may be required to pay interest to the Investors that invested prior to the admission of such additional Investor at a rate of 8% per annum on such Investor’s initial capital contribution, for the period beginning on the date of the initial closing through the date of the Investor’s capital contribution. Such payments to the existing Investors will not be capital contributions to the Fund, but will reduce the amount of capital contributed to the Fund by such Investor.

Bank of America Capital Advisors LLC (the “Investment Adviser”) serves as the investment adviser to the Master Fund. Prospective Investors whose subscriptions to purchase Interests are accepted by the Master Fund will become Investors by being admitted as members of the Master Fund.

The Master Fund is seeking Commitments from Investors. The minimum Commitment in the Master Fund is $50,000, although the Master Fund reserves the right to accept Commitments of lesser amounts in its discretion.

The Master Fund has not yet identified all of the potential investments that will ultimately be made with the Commitments. The Investor’s full Commitment will not be immediately invested. The Master Fund will invest in Portfolio Funds as Commitments are drawn. Commitments may be drawn down at any time, by the Master Fund making a capital call upon at least ten (10) business days’ prior written notice (including email) to either the Investor or the Investor’s designee. The Master Fund may not draw on the full Commitment. The Master Fund also may postpone capital calls from time to time.

In the event any expenses or losses result, directly or indirectly, from defaults by underlying participants in the Investors, the Master Fund may, in the Investment Adviser’s sole discretion, specially allocate expenses and losses to the capital account (the “Capital Account”) maintained on the books of the Master Fund for such Investor, which may include, without limitation, expenses and losses incurred by the Master Fund resulting from the sale of positions due to the default of such Investor, and/or interest expenses at a rate of 8% per annum.

Term

The Master Fund will remain in existence for a period of ten years, subject to two two-year extensions, which may be approved by the Board, and further extensions to be approved by a majority-in-interest of the Investors thereafter.

Investment Objective

The investment objective of the Master Fund is to provide attractive long-term returns to Investors through investments in a diversified portfolio of professionally managed private equity Portfolio Funds and select direct investments in portfolio companies. Investments in Portfolio Funds may include secondary investments in private equity funds acquired in third-party transactions from investors in such funds. Neither the Master Fund nor the Investment Adviser guarantees any level of return or risk on investments and there can be no assurance that the investment objective will be achieved.

Information on the Master Fund’s investment objective, strategies and policies, the kinds of securities in which the Master Fund will principally invest, other investment practices of the Master Fund and the risk factors associated with investments in the Master Fund are incorporated herein by reference from the sections entitled “Investment Process,” “Investment Allocation Approach,” “Investment Policies and Restrictions” and “Risk Factors” in the TI Feeder Fund’s Registration Statement.

ITEM 9.	MANAGEMENT.

With the exception of Item 9.3 below, a description of how the business of the Master Fund is managed is incorporated herein by reference to Item 9 of the TI Feeder Fund’s Registration Statement.

ITEM 9.1(a)	“The Role of the Board,” “Board Structure, Leadership,” “Board Oversight of Risk Management,” “Board of Managers and Officers” and “Committees”

ITEM 9.1(b)	“Investment Adviser” and “Investment Advisory Agreement”

ITEM 9.1(c)	“Portfolio Management”

3

ITEM 9.1(d)	“Administrator”

ITEM 9.1(e)	“Custodian”

ITEM 9.1(f)	“Advisory Fees,” “Carried Interest,” “Fund Expenses” and “Allocation of Profit and Loss; Distributions”

ITEM 9.1(g)	Not applicable

ITEM 9.2	Not applicable

ITEM 9.3	See response to Item 19 of this Registration Statement.

ITEM 10.	CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES.

ITEM 10.1.

The Master Fund is organized as a limited liability company under the laws of the State of Delaware and intends to be classified as a partnership for income tax purposes. The beneficial interest in the Master Fund shall be divided into interests (the “Interests”). The number of Interests in the Master Fund shall be unlimited. All Interests issued by the Master Fund shall be fully paid and nonassessable, except to the extent of any unfunded capital commitments. Interest holders shall have no preemptive or other rights to subscribe to any additional Interests or other securities issued by the Master Fund. The Master Fund will establish on its books a separate Capital Account in respect of each member of the Master Fund (i.e., the Investors and the Investment Adviser in its capacity as a special member of the Master Fund). Net profits and net losses of the Master Fund for each quarter are allocated on the last business day of that quarter (or at such other times as the Board, in its discretion, may determine) among the Capital Accounts maintained for members in proportion to the relative balances in such Capital Accounts. The Master Fund will make distributions as received from Portfolio Funds in accordance with Capital Accounts distributions. An investment in the Master Fund involves substantial restrictions on liquidity and its Interests are not freely transferable. There is no market for the Interests, and no market is expected to develop. Consequently, Investors may be unable to redeem or liquidate their Interests.

Investors in the Master Fund must be “accredited investors,” as defined in Rule 501(a) of Regulation D under the Securities Act, and “qualified clients” as defined in Rule 205-3 under the Advisers Act. The Investment Adviser may decline to admit any Investor.

Summary Of Operating Agreement

The following is a summary description of additional items and of select provisions of the Operating Agreement. The description of such items and provisions is not definitive and reference should be made to the complete text of the form of Operating Agreement contained as an exhibit.

Liability of Investors

Investors of the Master Fund will be members of a limited liability company as provided under Delaware law. Under Delaware law and the Operating Agreement, an Investor will be liable for the debts and obligations of the Master Fund only to the extent of its capital commitments and any contributions to the capital of the Master Fund (plus any accretions in value thereto prior to withdrawal) and an Investor, in the discretion of the Board, may be obligated to satisfy withholding tax obligations with respect to such Investor.

Duty of Care

The Operating Agreement provides that neither the Managers nor, if applicable, the Investment Adviser (including certain of its affiliates, among others) shall be liable to the Master Fund or any of its Investors for any loss or damage occasioned by any act or omission in the performance of their respective services as such in the absence of willful misconduct, bad faith, gross negligence or reckless disregard of their duties. The Operating Agreement also contains provisions for the indemnification, to the extent permitted by law, of the Managers by the Master Fund, but not by the Investors individually, against any liability and expense to which any of them may be liable which arises in connection with the performance of their activities on behalf of the Master Fund. A Manager will not be personally liable to any Investor for the repayment of any balance in such Investor’s Capital Account or for contributions by such Investor to the capital of the Master Fund or by reason of any change in the federal or state income tax laws applicable to the Master Fund or its Investors. The rights of indemnification and exculpation provided under the Operating Agreement do not provide for indemnification of a Manager for any liability, including liability under federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith, to the extent, but only to the extent, that such indemnification would be in violation of applicable law.

4

Dissolution and Liquidation

The Master Fund will be dissolved upon the occurrence of any of the following:

•	the expiration of its term, except as otherwise extended pursuant to the Operating Agreement;

•	upon the affirmative vote by the Managers, subject, to the extent required by the 1940 Act, to the consent of the Investors;

•	the sale or other disposition at any one time of all or substantially all of the assets of the Master Fund; and

•	dissolution required by operation of law.

Upon the occurrence of any event of dissolution, the Managers or a liquidator acting as such under appointment by the Managers is charged with winding up the affairs of the Master Fund and liquidating its assets. Net profits or net losses during the fiscal period including the period of liquidation will be allocated as described in the Operating Agreement.

Upon the dissolution of the Master Fund, its assets are to be distributed to its members in accordance with the positive balance in their respective Capital Accounts, after providing for all obligations of the Master Fund.

Voting

Each Investor has the right to cast a number of votes equal to the number of Interests held by such Investor at a meeting of Investors called by the Managers. Investors will be entitled to vote on any matter on which shareholders of a registered investment company organized as a corporation would normally be entitled to vote, including the election of Managers, approval of the Master Fund’s agreement with any investment adviser to the Master Fund, and certain other matters, to the extent that the 1940 Act requires a vote of Investors on any such matters. Except for the exercise of their voting privileges, Investors in their capacity as such are not entitled to participate in the management or control of the Master Fund’s business, and may not act for or bind the Master Fund.

Reports to Investors

The Master Fund will furnish to Investors, as soon as practicable after the end of each taxable year, such information as is necessary for them to complete their income tax or information returns, along with any other tax information required by law. The Master Fund will not be able to provide final K-1s to Investors for any given tax year until significantly after April 15 of the following year. The Master Fund will provide Schedule K-1s as soon as practicable after it receives all necessary information.

Fiscal Year

The Master Fund’s fiscal year for financial reporting purposes is the 12-month period ending on March 31. The Master Fund’s taxable year is the 12-month period ending December 31.

ITEM 10.2.	Not applicable.

ITEM 10.3.	Not applicable.

ITEM 10.4.

Information on the taxation of the Master Fund is incorporated by reference from Item 10.4 in the TI Feeder Fund’s Registration Statement.

ITEM 10.5.

After the date of filing of this Registration Statement, the Interests will be issued to Investors in the Master Fund.

ITEM 10.6.	Not applicable.

ITEM 11.	Not applicable.

ITEM 12.	Not applicable.

ITEM 13.	Not applicable.

5

PART B

Part B of this Registration Statement should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A of this Registration Statement.

Responses to certain Items required to be included in Part B of this Registration Statement are incorporated by reference from the TI Feeder Fund’s Registration Statement.

ITEM 14.	Not applicable.

ITEM 15.	Not applicable.

ITEM 16.	Not applicable.

ITEM 17.	INVESTMENT OBJECTIVE AND POLICIES.

Part A of this Registration Statement contains basic information about the investment objective, policies and limitations of the Master Fund.

Information in response to this Item is incorporated by reference to the sections entitled “Investment Process,” “Investment Allocation Approach,” “Investment Policies and Restrictions” and “Risk Factors” in the TI Feeder Fund’s Registration Statement.

ITEM 18.	MANAGEMENT.

Information in response to this Item is incorporated by reference to Item 18 of the TI Feeder Fund’s Registration Statement and to the sections entitled “The Role of the Board,” “Board Structure, Leadership,” “Board Oversight of Risk Management,” “Board of Managers and Officers” and “Committees” in the TI Feeder Fund’s Registration Statement.

ITEM 19.	CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

As of the date of this Registration Statement, the TI Feeder Fund and Excelsior Private Markets Fund II (TE), LLC (the “TE Feeder Fund”) (through its investment in Excelsior Private Markets Fund (Offshore), LDC (the “Offshore Fund”)) control the Master Fund by virtue of their respective Interests in the Master Fund. For purposes of this item, “control” means (1) the beneficial ownership, either directly or through one or more controlled companies, of more than 25 percent of the voting securities of a company; (2) the acknowledgment or assertion by either the controlled or controlling party of the existence of control; or (3) an adjudication under Section 2(a)(9) of the 1940 Act, which has become final, that control exists.

As of the date of this Registration Statement, the TI Feeder Fund beneficially owns 40.18% of the Interests of the Master Fund and the TE Feeder Fund (through the Offshore Fund) beneficially owns 59.82% of the Interests of the Master Fund. The address of each of the TI Feeder Fund and the TE Feeder Fund is c/o Bank of America Capital Advisors LLC, 100 Federal Street, Boston, Massachusetts 02110.

No officer or Manager of the Master Fund currently owns any of the outstanding Interests in the Master Fund.

ITEM 20.	INVESTMENT ADVISORY AND OTHER SERVICES.

Information of the investment advisory and other services provided for or on behalf of the Master Fund is incorporated herein by reference from the sections entitled “Investment Adviser,” “Investment Advisory Agreement,” “Administrator,” “Custodian,” “Advisory Fees,” “Carried Interest,” “Fund Expenses” and “Investment Advisory and Other Services” in the TI Feeder Fund’s Registration Statement.

ITEM 21.	PORTFOLIO MANAGEMENT.

Information about the Master Fund’s portfolio management team is incorporated by reference from the section entitled “Portfolio Management” in the TI Feeder Fund’s Registration Statement.

ITEM 22.	BROKERAGE ALLOCATION AND OTHER PRACTICES.

Information about the Master Fund’s brokerage practices is incorporated by reference from the section entitled “Brokerage Allocation and Other Practices” in the TI Feeder Fund’s Registration Statement.

B-1

ITEM 23.	CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.

Information about the U.S. federal income tax considerations of an investment in the Master Fund is incorporated by reference from the section entitled “Certain U.S. Federal Income Tax Considerations” in the TI Feeder Fund’s Registration Statement.

ITEM 24.	FINANCIAL STATEMENTS.

The Master Fund will issue a complete set of financial statements on a semi-annual basis prepared in accordance with generally accepted accounting principles.

B-2

PART C

OTHER INFORMATION

Part C of this Registration Statement should be read in conjunction with Parts A and B. Capitalized terms used in this Part C and not otherwise defined have the meanings given them in Parts A and B of this Registration Statement.

ITEM 25.	FINANCIAL STATEMENTS AND EXHIBITS.

1.	Registrant has no assets and financial statements are omitted.

2.	Exhibits.

(a)(i)	Certificate of Formation*

(a)(ii)	Amended Certificate of Formation, dated November 24, 2010, filed herewith.

(a)(iii)	Limited Liability Company Agreement, filed herewith.

(b)	Not applicable.

(c)	Not applicable.

(d)	See Item 25(2)(a)(ii)

(e)	Not applicable.

(f)	Not applicable.

(g)	Investment Advisory Agreement, filed herewith.

(h)	Not applicable.

(i)	Not applicable.

(j)	Custody Agreement, filed herewith.

(k)(i)	Administration and Accounting Services Agreement, filed herewith.

(k)(ii)	Master/Feeder Agreement with Excelsior Private Markets Fund II (TI), LLC, filed herewith.

(k)(iii)	Master/Feeder Agreement with Excelsior Private Markets Fund II (Offshore), LDC, filed herewith.

(l)	Not applicable.

(m)	Not applicable.

(n)	Not applicable.

(o)	Not applicable.

(p)	Not applicable.

(q)	Not applicable.

(r)(i)	Code of Ethics of Registrant, filed herewith.

(r)(ii)	Code of Ethics of Investment Adviser, filed herewith.

C-1

* Previously filed with the Registrant’s Registration Statement on form N-2 with the Securities and Exchange Commission on September 15, 2010.

ITEM 26.	MARKETING ARRANGEMENTS.

Not applicable. Interests will be issued solely in transactions not involving any “public offering” within the meaning of Section 4(2) of the Securities Act.

ITEM 27.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Not applicable.

ITEM 28.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

After completion of the private offering of Interests, the Registrant expects that no person will be directly or indirectly under common control with the Registrant.

ITEM 29.	NUMBER OF HOLDERS OF SECURITIES.

Set forth below is the number of record holders as of February 1, 2013, of each class of securities of the Registrant:

Title of Class	Number of Record Holders
Limited Liability Company Interests	3

ITEM 30.	INDEMNIFICATION.

Registrant’s Operating Agreement contains provisions limiting the liability, and providing for indemnification, of the Registrant’s Managers and officers under certain circumstances. The Registrant hereby undertakes that it will apply the indemnification provision of the Operating Agreement in a manner consistent with Release 40-11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretation of Section 17(h) and 17(i) of the 1940 Act remains in effect.

Registrant, in conjunction with the Investment Adviser and Registrant’s Board, maintains insurance on behalf of any person who is an Independent Manager, officer, employee, or agent of Registrant, against certain liability asserted against him or her and incurred by him or her or arising out of his or her position. Registrant will not pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which Registrant itself is not permitted to indemnify.

ITEM 31.	BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISER.

Information regarding any other business, profession, vocation or employment of a substantial nature in which each executive officer and manager of the Investment Adviser is, or at any time during the past two fiscal years has been, engaged is set forth in Part B of this Registration Statement and/or incorporated by reference to the Form ADV filed by the Investment Adviser with the SEC pursuant to the Advisers Act. The principal business address of the Investment Adviser is 100 Federal Street, Boston, MA 02110.

ITEM 32.	LOCATION OF ACCOUNTS AND RECORDS.

All applicable accounts, books and documents required to be maintained by the Registrant by Section 31(a) of the 1940 Act and the Rules promulgated thereunder are in the possession and custody of the Registrant’s administrator, JD Clark & Company, located at 2225 Washington Boulevard, Suite 300, Ogden, Utah 84401-1409, with the exception of certain documents which are in the possession and custody of the Investment Adviser, located at 100 Federal Street, Boston, MA 02110. Registrant is informed that all applicable accounts, books and documents required to be maintained by registered investment advisers are in the custody and possession of the Investment Adviser.

ITEM 33.	MANAGEMENT SERVICES.

Not applicable.

ITEM 34.	UNDERTAKINGS.

Not applicable.

C-2

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York and the State of New York on the 8th day of March, 2013.

EXCELSIOR GLOBAL PRIVATE MARKETS FUND II (MASTER), LLC

By:	/s/ James D. Bowden
Name: James D. Bowden
Title: Chief Executive Officer

EXHIBIT INDEX

(a)(ii)	Amended Certificate of Formation dated November 24, 2010

(a)(iii)	Limited Liability Company Agreement

(g)	Investment Advisory Agreement

(j)	Custodian Services Agreement

(k)(i)	Administration, Accounting and Investor Servicing Agreement

(k)(ii)	Escrow Agreement

(k)(iii)	Master/Feeder Agreement with Excelsior Private Markets Fund II (TI), LLC

(k)(iv)	Master/Feeder Agreement with Excelsior Private Markets Fund II (Offshore), LDC

(r)(i)	Code of Ethics of Registrant

(r)(ii)	Code of Ethics of Investment Adviser